UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement
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Nasdaq, Inc.

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 28, 2022

FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 22, 2022

This supplement, dated May 6, 2022, to the Proxy Statement (this “Supplement”) supplements the definitive proxy statement filed by Nasdaq, Inc. (“we” or the “Nasdaq”) with the U.S. Securities and Exchange Commission (“SEC”) on April 28, 2022 (the “2022 Proxy Statement”) in connection with the 2022 Annual Meeting of Shareholders, scheduled to be conducted virtually through a live webcast on Wednesday, June 22, 2022 at 8:00 a.m., Eastern time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about May 6, 2022.

This Supplement clarifies the effect of “broker non-votes” on Proposal 4: “Approve an Amendment to Nasdaq’s Charter to Increase the Total Number of Authorized Shares of Common Stock to Effect a Proposed 3-for-1 Stock Split” (the “Charter Amendment Proposal”).

A “broker non-vote” occurs when your broker submits a proxy for your shares, but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Accordingly, to the extent there are any broker non-votes on the Charter Amendment Proposal, such “broker non-vote” or other failure to vote will have the same effect as a vote against the Charter Amendment Proposal.

To clarify the above, this Supplement revises the 2022 Proxy Statement as follows:

•

In the section of the 2022 Proxy Statement entitled “Questions and Answers About Our Annual Meeting,” in the answer to Question 7, the description of the Effect of Abstentions and Broker Non-Votes with respect to the Charter Amendment Proposal is revised to read as follows:

“Abstentions have the effect of a vote against the proposal; broker non-votes have the effect of a vote against the proposal”

•

In the section of the 2022 Proxy Statement entitled “Proposal 4: “Approve an Amendment to Nasdaq’s Charter to Increase the Total Number of Authorized Shares of Common Stock to Effect a Proposed 3-for-1 Stock Split – Vote Required,” the second to last sentence in that section is hereby deleted.

Except as described in this Supplement, none of the items or information presented in the 2022 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2022 Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the 2022 Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2022 Proxy Statement.